NEWS RELEASE

Annual Shareholder Meeting

HOUSTON – November 8, 2024 – The Executive Committee of the Board of Directors of Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”), a self-managed real estate investment trust currently repositioning into the self-storage asset class, intends to, present to the Board of Directors, a request to call an annual meeting of stockholders as required under the bylaws of the Company in the month of August, 2025. All stockholders will be notified in satisfaction of the requirements of the bylaws and Maryland statutory provisions.
CONTACTS
Investor Relations Contact
Michelle-Anne Small
msmall@silverstarreit.com / investorrelations@silverstarreit.com
713-467-2222